As filed with the Securities and Exchange Commission on June 12, 2009

Registration No.             -

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

BANK OF THE CAROLINAS CORPORATION

(Exact name of Registrant as specified in its charter)

North Carolina (State or other jurisdiction of incorporation or organization)	20-4989192 (I.R.S. Employer Identification No.)

135 Boxwood Village Drive Mocksville, North Carolina (Address of principal executive offices)	27028 (zip code)

(336) 751-5755

Registrant’s telephone number, including area code

Michael D. Larrowe Chief Operating Officer Bank of the Carolinas Corporation 135 Boxwood Village Drive Mocksville, NC 27028 (336) 998-1799 (Name and address of agent for service)	Copy to: William R. Lathan, Jr., Esq. Ward and Smith, P.A. 1001 College Court New Bern, North Carolina 28562 (252) 672-5458

Approximate date of commencement of proposed sale to the public:

From time to time following the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box:  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $5.00 par value (1)	475,204 shares	$5.12	$ 2,433,044	$136
Warrant (1)	—	—	—	—

(1)	Represents shares of common stock that may be purchased upon exercise of the warrant being registered which was issued to the United States Department of the Treasury (“Treasury”) pursuant to Treasury’s Troubled Assets Relief Program Capital Purchase Program. Pursuant to Rule 416, this Registration Statement also covers any additional shares of common stock issued or that become issuable from time to time under the anti-dilution provisions contained in the warrant as a result of stock splits, stock dividends and similar transactions.
(2)	Calculated solely for purposes of this Registration Statement under Rule 457(c) on the basis of the average of the high and low reported sales prices of the common stock on The Nasdaq Global Market on June 9, 2009.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall be come effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated June 12, 2009

PROSPECTUS

BANK OF THE CAROLINAS CORPORATION

475,204 SHARES OF COMMON STOCK

AND

A WARRANT TO PURCHASE SUCH SHARES

This prospectus relates to (i) a warrant, or portions thereof, which expires on April 17, 2019, to purchase 475,204 shares of our common stock at an exercise price of $4.16 per share, subject to adjustment as described in this prospectus, and (ii) the shares of our common stock which may be purchased upon exercise of the warrant. The warrant, along with 13,179 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A (liquidation preference amount $1,000 per share), was issued by us on April 17, 2009, to the United States Department of the Treasury (“Treasury”) as part of Treasury’s Troubled Asset Relief Program Capital Purchase Program in a private placement exempt from the registration requirements of the Securities Act of 1933.

The selling securityholders who may sell or otherwise dispose of the securities offered by this prospectus include Treasury and any other holders of the securities covered by this prospectus to whom Treasury has transferred its registration rights in accordance with the terms of the securities purchase agreement between us and Treasury. The selling securityholders may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, at prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions, if any. We will not receive any proceeds from the sale of securities by the selling securityholders.

Our common stock is listed on the NASDAQ Global Market under the symbol “BCAR.” On June 9, 2009, the closing sale price of our common stock on the NASDAQ Global Market was $5.12 per share. The warrant is not currently listed on any established securities exchange or quotation system and we do not intend to seek such a listing for the warrant unless we are requested to do so by Treasury.

The securities offered by this prospectus are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Investing in the securities offered by this prospectus involves risks. (See “Risk Factors” beginning on page 2 of this prospectus.)

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration, or continuous offering, process. Under this process, the selling securityholders may from time to time sell or otherwise dispose of the securities covered by this prospectus in one or more offerings.

You should rely only on the information contained or incorporated by reference in this prospectus and any supplement to this prospectus. We have not, and the selling securityholders have not, authorized anyone to provide you with information different from that contained in this prospectus. The selling securityholders are offering to sell, and seeking offers to buy, our securities only in jurisdictions where it is lawful to do so. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained or incorporated by reference in this prospectus is correct as of any time subsequent to the date of such information.

All references in this prospectus to “we,” “us,” “our” or similar references mean Bank of the Carolinas Corporation and its consolidated subsidiaries, and all references in this prospectus to the “Bank” mean Bank of the Carolinas, in each case unless otherwise expressly stated or the context otherwise requires.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to known and unknown risks and uncertainties, and our actual results could differ materially from those currently anticipated or described in the statements due to a number of factors, which include, but are not limited to, factors discussed in this prospectus under the caption “Risk Factors” and in reports we file with the Securities and Exchange Commission from time to time.

Forward-looking statements may be identified by their use of words such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential” or “continue,” or similar terms or the negative of these terms, or other statements concerning opinions or judgments of our management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to:

•	pressures on the earnings, capital and liquidity of financial institutions in general, resulting from current and future conditions in the credit and equity markets;

•	the financial success or changing strategies of our customers, and the demand for loans and deposits in our market area;

•

actions of government regulators, the monetary and fiscal policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the U.S. Government, and other governmental initiatives or legislative or regulatory changes that affect the financial services industry and our business;

•	fluctuations in the levels of market interest rates;

•

the strength of and changes in the national economy and in the local economies in our banking markets (particularly changes in real estate values in our banking market that affect our loan portfolio, the abilities of our borrowers to repay their loans, and the values of loan collateral);

•

the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; and

•	our ability to access cost-effective funding.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, all forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements in this paragraph. Any or all of the factors listed above could have an adverse impact on our financial position and our results of operations. We cannot guarantee future results, levels of activity, performance or achievements. We have no obligations, and we do not intend, to update any forward-looking statements included or incorporated in this prospectus. In light of these risks, uncertainties and assumptions, you should not put undue reliance on any forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information about issuers that file electronically with the SEC. The address of the SEC’s Internet site is http://www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information we incorporate by reference is considered to be part of this prospectus, and information that we later file with the SEC that is incorporated by reference will automatically update and supersede information that is contained, or incorporated by reference into, this prospectus. Any statement contained in this prospectus or in a document incorporated by reference in this prospectus will be deemed modified or superseded to the extent that a later statement contained in this prospectus or in an incorporated document modifies or supersedes such earlier statement.

The following documents are incorporated by reference into this prospectus (excluding any portion of these documents that has been furnished to and deemed not to be filed with the SEC):

•	our Annual Report on Form 10-K for the year ended December 31, 2008;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

•	our Current Reports on Form 8-K dated February 5, 2009, April 13, 2009, April 14, 2009, April 17, 2009, and May 11, 2009;

•	the description of our common stock contained in our registration statement under the Securities Exchange Act of 1934; and

•

all documents that we file in the future with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any document or portion thereof that has been furnished to and deemed not to be filed with the SEC) until we file an amendment to the Registration Statement which indicates that all common stock being offered has been sold, or which deregisters all securities then remaining unsold.

We will provide without charge to each person who receives a copy of this prospectus, on the written or oral request of any such person, a copy of any or all of these filings (other than exhibits to such documents, unless that exhibit is specifically incorporated by reference into that filing). Requests should be directed to our Corporate Secretary, Joy L. Chaffin, at Bank of the Carolinas Corporation, 135 Boxwood Village Drive, Mocksville, North Carolina 27028, Telephone (336) 751-5755.

We have filed a registration statement with the SEC relating to the securities offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information presented or incorporated by reference in the registration statement and its exhibits. The registration statement may contain additional information that may be important to you. You may obtain a copy of the registration statement and exhibits from the SEC in the manner described above.

v

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in our securities. You should read this entire prospectus, including the “Risk Factors” section, and the documents incorporated by reference which are described under the heading “Where You Can Find More Information” in this prospectus.

Bank of the Carolinas Corporation

Bank of the Carolinas Corporation is a bank holding company incorporated under the laws of North Carolina. We conduct our business primarily through our wholly owned subsidiary, Bank of the Carolinas, an insured, North Carolina-chartered bank that was originally formed in 1998. Through the Bank, we engage in a general, community-oriented commercial and consumer banking business.

Our banking business is primarily retail oriented and directed toward small- and medium-sized businesses and individuals located in our banking markets. We derive the majority of our deposits and loans from customers in our banking markets, but we also make loans and have deposit relationships with commercial and consumer customers in areas surrounding our immediate banking markets. We also market certificates of deposit by advertising our deposit rates on an Internet certificate of deposit network, and we accept “brokered” deposits. We provide most traditional commercial and consumer banking services, but our principal activities are taking demand and time deposits and making commercial and consumer loans. Our primary source of revenue is interest income we derive from our lending activities.

Our and the Bank’s headquarters are located at 135 Boxwood Village Drive in Mocksville, North Carolina, and our telephone number at that address is (336) 751-5755. Our common stock is traded on the NASDAQ Global Market under the trading symbol “BCAR.”

At March 31, 2009, we had consolidated total assets of $600.6 million, net loans of $399.5 million, deposits of $485.3 million, and shareholders’ equity of $36.1 million. As further described below, on April 17, 2009, we sold 13,179 shares of Series A Preferred Stock to the United States Department of the Treasury.

Securities Being Offered

The securities being offered by this prospectus consist of (i) a warrant, or portions thereof, which expires on April 17, 2019, to purchase 475,204 shares of our common stock at an exercise price of $4.16 per share, subject to adjustment as described in this prospectus, and (ii) the shares of our common stock which may be purchased upon exercise of the warrant. We issued the warrant on April 17, 2009, to the United States Department of the Treasury (the “Treasury”) pursuant to Treasury’s Troubled Asset Relief Program Capital Purchase Program. Concurrent with the issuance of the warrant, we sold to Treasury 13,179 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”), liquidation preference amount $1,000 per share, for an aggregate purchase price of $13,179,000. The issuances of the Series A Preferred Stock and the warrant were completed in a private placement to Treasury exempt from the registration requirements of the Securities Act of 1933. We were required under the terms of the related securities purchase agreement between us and Treasury to register for resale the warrant and the shares of our common stock underlying the warrant. The terms of the warrant and our common stock and Series A Preferred Stock are described in this prospectus under the headings “Description of Warrant” and “Description of Capital Stock.”

RISK FACTORS

An investment in our securities is subject to certain risks. You should carefully review the following risk factors and other information contained in this prospectus and the documents incorporated by reference before deciding whether an investment in our securities is suited to your particular circumstances. Other risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business, results of operations and financial condition could suffer. In that event, the value of our securities could decline, and you may lose all or part of your investment. The risks discussed below also include forward-looking statements, and our actual results may differ materially from those discussed in these forward-looking statements.

Risks Relating to our Business

Difficult market conditions and economic trends have adversely affected our industry and our business.

Dramatic declines in the housing market, with decreasing home prices and increasing delinquencies and foreclosures, have negatively impacted the credit performance of mortgage and construction loans and resulted in significant write-downs of assets by many financial institutions. In addition, the values of other real estate collateral supporting many loans have declined and may continue to decline. General downward economic trends, reduced availability of commercial credit and increasing unemployment have negatively impacted the credit performance of commercial and consumer credit, resulting in additional write-downs. Concerns over the stability of the financial markets and the economy have resulted in decreased lending by financial institutions to their customers and to each other. This market turmoil and tightening of credit has led to increased commercial and consumer loan delinquencies, lack of customer confidence, increased market volatility and widespread reduction in general business activity. Competition among depository institutions for deposits has increased significantly. Financial institutions have experienced decreased access to capital and to deposits or borrowings.

The resulting economic pressure on consumers and businesses and the lack of confidence in the financial markets has adversely affected most businesses and the prices of securities in general, and financial institutions in particular, and it will continue to adversely affect our business, financial condition, results of operations and stock price.

Our ability to assess the creditworthiness of customers and to estimate the losses inherent in our credit exposure is made more complex by these difficult market and economic conditions. As a result of the foregoing factors, there is a potential for new federal or state laws and regulations regarding lending and funding practices and liquidity standards, and bank regulatory agencies are expected to be very aggressive in responding to concerns and trends identified in examinations. This increased government action may increase our costs and limit our ability to pursue certain business opportunities. We also may be required to pay even higher Federal Deposit Insurance Corporation (“FDIC”) premiums than the recently increased level, because financial institution failures resulting from the depressed market conditions have depleted and may continue to deplete the deposit insurance fund and reduce its ratio of reserves to insured deposits.

We do not believe these difficult conditions are likely to improve in the near future. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market and economic conditions on us, our customers and the other financial institutions in our market. As a result, we may experience increases in foreclosures, delinquencies and customer bankruptcies, as well as more restricted access to funds.

Recent legislative and regulatory initiatives to address difficult market and economic conditions may not stabilize the U.S. banking system.

The Emergency Economic Stabilization Act of 2008 (“EESA”) authorizes Treasury to purchase from financial institutions and their holding companies up to $700 billion in mortgage loans, mortgage-related securities and certain other financial instruments, including debt and equity securities issued by financial institutions and their holding companies, under a Troubled Asset Relief Program, or “TARP.” The purpose of TARP is to restore confidence and stability to the U.S. banking system and to encourage financial institutions to increase their lending to customers and to each other. The Treasury has allocated $250 billion towards the TARP Capital Purchase Program. Under that program, Treasury is purchasing equity securities from participating institutions.

In February, the American Recovery and Reinvestment Act of 2009 (“ARRA”) was enacted containing additional provisions designed to support the national economy and aid in economic recovery. The provisions of EESA and ARRA are in addition to numerous other actions by the Federal Reserve, Treasury, the FDIC, the SEC and others to address the decline in the national economy and liquidity and credit crisis that commenced in 2007. These measures include homeowner relief that encourages loan restructuring and modification; the establishment of significant liquidity and credit facilities for financial institutions and investment banks; the lowering of the federal funds rate; emergency action against short selling practices; a temporary guaranty program for money market funds; the establishment of a commercial paper funding facility to provide back-stop liquidity to commercial paper issuers; and coordinated international efforts to address illiquidity and other weaknesses in the banking sector.

The purpose of these legislative and regulatory actions is to stabilize the U.S. banking system. However, there is no assurance that EESA, ARRA and the other regulatory initiatives described above will be fully effective or have their desired effects. If the volatility in the markets continues and economic conditions fail to improve or worsen, our business, financial condition and results of operations could be materially and adversely affected.

Current levels of market volatility are unprecedented.

The capital and credit markets have experienced volatility and disruption for more than a year. More recently, the volatility and disruption has increased, and the markets have produced downward pressure on stock prices and credit availability for many issuers without regard to their underlying financial strength. This has been particularly the case with respect to financial institutions, and the market prices of the stock of financial services companies in general, including ours, are at their lowest levels in recent history. If current levels of market disruption and volatility continue or worsen, there can be no assurance that we will not experience an adverse effect, which may be material, on our ability to access capital and on our business, financial condition and results of operations.

Our allowance for loan losses may prove to be insufficient to absorb probable losses in our loan portfolio.

Lending money is a substantial part of our business. Every loan carries a degree of risk that it will not be repaid in accordance with its terms or that any underlying collateral will not be sufficient to assure repayment. This risk is affected by, among other things:

•	cash flow of the borrower and/or a business activity being financed;

•	in the case of a collateralized loan, changes in and uncertainties regarding future values of collateral;

•	the credit history of a particular borrower;

•	changes in economic and industry conditions; and
•	the duration of the loan.

We use underwriting procedures and criteria that we believe minimize the risk of loan delinquencies and losses, but banks routinely incur losses in their loan portfolios. Regardless of the underwriting criteria we use, we will experience loan losses from time to time in the ordinary course of our business, and some of those losses will result from factors beyond our control. These factors include, among other things, changes in market, economic, business or personal conditions, or other events (including changes in market interest rates), that affect our borrowers’ abilities to repay their loans and the value of properties that collateralize loans. Recent difficulties in the national economy and housing market, declining real estate values, rising unemployment, and loss of consumer confidence, have resulted and will continue to result in increasing loan delinquencies and loan losses for all financial institutions.

We maintain an allowance for loan losses which we believe is appropriate to provide for potential losses in our loan portfolio. The amount of our allowance is determined by our management through a periodic review and consideration of internal and external factors that affect loan collectibility, including, but not limited to:

•	an ongoing review of the quality, size and diversity of the loan portfolio;

•	evaluation of non-performing loans;

•	historical default and loss experience;

•	historical recovery experience;

•	existing economic conditions;

•	risk characteristics of various classifications of loans; and

•	the amount and quality of collateral, including guarantees, securing the loans.

However, if delinquency levels increase or we incur higher than expected loan losses in the future, there is no assurance that our allowance will be adequate to cover resulting losses.

A large percentage of our loans are secured by real estate. Adverse conditions in the real estate market in our banking markets might adversely affect on our loan portfolio.

While we do not have a sub-prime lending program, a relatively large percentage of our loans are secured by real estate. Our management believes that, in the case of many of those loans, the real estate collateral is not being relied upon as the primary source of repayment, and the level of our real estate loans reflects, at least in part, our policy to take real estate whenever possible as primary or additional collateral rather than other types of collateral. However, adverse conditions in the real estate market and the economy in general have decreased real estate values in our banking markets. If the value of our collateral for a loan falls below the outstanding balance of that loan, our ability to collect the balance of the loan by selling the underlying real estate in the event of a default will be diminished, and we would be more likely to suffer a loss on the loan. An increase in our loan losses could have a material adverse effect on our operating results and financial condition.

The FDIC recently adopted rules aimed at placing additional monitoring and management controls on financial institutions whose loan portfolios are deemed to have concentrations in commercial real estate (“CRE”). At March 31, 2009, our loan portfolio exceeded one of two thresholds established by the FDIC for CRE concentrations and for additional regulatory scrutiny. Indications from regulators are that strict limitations on the amount or percentage of CRE within any given portfolio are not expected, but, rather, that additional reporting and analysis will be required to document management’s evaluation of the potential additional risks of such concentrations and the impact of any mitigating factors. It is possible that regulatory constraints associated with these rules could adversely affect our ability to grow loan assets and thereby limit our overall growth and expansion plans. These rules also could increase the costs of monitoring and managing this component of our loan portfolio. Either of these eventualities could have an adverse impact on our operating results and financial condition.

Liquidity risk could impair our ability to fund operations and jeopardize our financial condition.

Liquidity is essential to our business. An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a substantial negative effect on our liquidity. Our access to funding sources in amounts adequate to finance our activities, or on terms which are acceptable to us, could be impaired by factors that affect us specifically or the financial services industry or economy in general. Factors that could detrimentally affect our access to liquidity sources include a decrease in the level of our business activity as a result of a downturn in the markets in which our loans are concentrated or adverse regulatory action against us. Our ability to borrow could also be impaired by factors that are not specific to us, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial services industry in light of the recent turmoil faced by banking organizations and the continued deterioration in credit markets.

Among other sources of funds, we rely heavily on deposits for funds to make loans and provide for our other liquidity needs. However, our loan demand has exceeded the rate at which we have been able to build core deposits, so we have relied heavily on time deposits, including out-of-market certificates of deposit, as a source of funds. Those deposits may not be as stable as other types of deposits and, in the future, depositors may not renew those time deposits when they mature, or we may have to pay a higher rate of interest to attract or keep them or to replace them with other deposits or with funds from other sources. Not being able to attract those deposits, or to keep or replace them as they mature, would adversely affect our liquidity. Paying higher deposit rates to attract, keep or replace those deposits could have a negative effect on our interest margin and operating results.

We may need to raise additional capital in the future in order to continue to grow, but that capital may not be available when it is needed.

Federal and state banking regulators require us to maintain adequate levels of capital to support our operations. In addition, in the future we may need to raise additional capital to support our business or to finance acquisitions, if any, or we may otherwise elect or be required to raise additional capital. In that regard, a number of financial institutions have recently raised considerable amounts of capital in response to a deterioration in their results of operations and financial condition arising from the turmoil in the mortgage loan market, deteriorating economic conditions, declines in real estate values and other factors. As described in Note 10 to our audited financial statements included in Item 8 of our annual report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference into this prospectus, our and the Bank’s Boards of Directors have entered into informal agreements with our respective banking regulators which, among other things, require that the Bank maintain capital levels in excess of the normal statutory minimums, including a Leverage Capital Ratio of not less than 7.5%, and other ratios at least at “well capitalized” levels under bank regulatory guidelines. At March 31, 2009, our Leverage Capital Ratio was 7.16%. Since that time, we have become a participant in the TARP Capital Purchase Program, as a result of which, our capital ratios were increased above the levels required by the informal agreements with our and the Bank’s regulators. However, future growth in our earning assets resulting from internal expansion and new branch offices, at rates in excess of the rate at which our capital is increased through retained earnings, or operating losses, will reduce our capital ratios unless we continue to increase our capital. Also, future unexpected losses, whether resulting from loan losses or other causes, would reduce our capital.

Should we need, or be required by regulatory authorities, to raise additional capital in the future in order to redeem any preferred stock we sold to the U.S. Treasury under the TARP Capital Purchase Program, or otherwise to support our operations and growth, we may seek to do so through the issuance of, among other things, our common stock or preferred stock. However, our ability to raise that additional capital will depend on conditions at that time in the capital markets, economic conditions, our financial performance and condition, and other factors, many of which are outside our control. There is no assurance that, if needed, we will be able to raise additional capital on terms favorable to us or at all. Our inability to raise additional capital, if needed, on terms acceptable to us, may have a material adverse effect on our ability to expand our operations, and on our financial condition, results of operations and future prospects.

If we are unable to redeem the preferred stock we sold to the U.S. Treasury in connection with the TARP Capital Purchase Program after five years, the cost of this capital to us will increase substantially.

The dividend rate on the preferred stock we sold under the TARP Capital Purchase Program will increase from 5.0% per annum to 9.0% per annum after five years. Depending on our financial condition at the time, this increase in the annual dividend rate could have a material negative effect on our liquidity and on our net income available to holders of our common stock.

Our profitability is subject to interest rate risk. Changes in interest rates could have an adverse effect on our operating results.

Our profitability depends, to a large extent, on our net interest income, which is the difference between our income on interest-earning assets and our expense on interest-bearing deposits and other liabilities. In other words, to be profitable, we have to earn more interest on our loans and investments than we pay on our deposits and borrowings. Like most financial institutions, we are affected by changes in general interest rate levels and by other economic factors beyond our control. Interest rate risk arises in part from the mismatch (i.e., the interest sensitivity “gap”) between the dollar amounts of repricing or maturing interest-earning assets and interest-bearing liabilities, and is measured in terms of the ratio of the interest rate sensitivity gap to total assets. When more interest-earning assets than interest-bearing liabilities will reprice or mature over a given time period, a bank is considered asset-sensitive and has a positive gap. When more liabilities than assets will reprice or mature over a given time period, a bank is considered liability-sensitive and has a negative gap. A liability-sensitive position (i.e., a negative gap) may generally enhance net interest income in a falling interest rate environment and reduce net interest income in a rising interest rate environment. An asset-sensitive position (i.e., a positive gap) may generally enhance net interest income in a rising interest rate environment and reduce net interest income in a falling interest rate environment. Our ability to manage our gap position determines to a great extent our ability to operate profitably. However, fluctuations in interest rates are not predictable or controllable, and we cannot assure you we will be able to manage our gap position in a manner that will allow us to remain profitable.

On March 31, 2009, we had a negative one-year cumulative interest sensitivity gap, which means that, during a one-year period, our interest-bearing liabilities generally would be expected to reprice at a faster rate than our interest-earning assets. A rising rate environment within that one-year period generally would have a negative effect on our earnings, while a falling rate environment generally would have a positive effect on our earnings.

Our business depends on the condition of the local and regional economies where we operate.

We currently have offices only in one region of North Carolina. Consistent with our community banking philosophy, a majority of our customers are located in and do business in that region, and we lend a substantial portion of our capital and deposits to commercial and consumer borrowers in our local banking markets. Therefore, our local and regional economy has a direct impact on our ability to generate deposits to support loan growth, the demand for loans, the ability of borrowers to repay loans, the value of collateral securing our loans (particularly loans secured by real estate), and our ability to collect, liquidate and restructure problem loans. If our local communities are adversely affected by current conditions in the national economy or by other specific events or trends, there could be a direct adverse effect on our operating results. Adverse economic conditions in our banking markets could reduce our growth rate, affect the ability of our customers to repay their loans to us, and generally affect our financial condition and operating results. We are less able than larger institutions to spread risks of unfavorable local economic conditions across a large number of diversified economies.

New or changes in existing tax, accounting, and regulatory rules and interpretations could have an adverse effect on our strategic initiatives, results of operations, cash flows, and financial condition.

We operate in a highly regulated industry and are subject to examination, supervision and comprehensive regulation by various federal and state agencies. Federal and state banking regulations are designed primarily to protect the deposit insurance funds and consumers, not to benefit a financial company’s shareholders. These regulations may sometimes impose significant limitations on our operations, and our compliance with regulations is costly and restricts certain of our activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates charged, interest rates paid on deposits, and locations of offices. These regulations, along with the currently existing tax, accounting, securities, insurance, and monetary laws, regulations, rules, standards, policies, and interpretations, control the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. The laws, regulations, rules, standards, policies, and interpretations are constantly evolving and may change significantly over time. As a result of recent turmoil in the financial services industry, it is likely that there will be an increase in the regulation of all financial institutions. We cannot predict the effects of future changes on our business and profitability.

Significant legal actions could subject us to substantial liabilities.

We are from time to time subject to claims related to our operations. These claims and legal actions, including supervisory actions by our regulators, could involve large monetary claims and significant defense costs. As a result, we may be exposed to substantial liabilities, which could adversely affect our results of operations and financial condition.

Among the laws that apply to us, the USA Patriot and Bank Secrecy Acts require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are detected, financial institutions are obligated to file suspicious activity reports with the Treasury’s Office of Financial Crimes Enforcement Network. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure to comply with these regulations could result in fines or sanctions. Several banking institutions have recently received large fines for non-compliance with these laws and regulations. Although we have developed policies and procedures designed to assist in compliance with these laws and regulations, no assurance can be given that these policies and procedures will be effective in preventing violations of these laws and regulations.

Competition from financial institutions and other financial service providers may adversely affect our profitability.

Our future growth and success will depend on, among other things, our ability to compete effectively with other financial services providers in our banking markets. To date, we have grown our business by focusing on our lines of business and emphasizing the high level of service and responsiveness desired by our customers. However, commercial banking in our banking markets and in North Carolina as a whole is extremely competitive. We compete against commercial banks, credit unions, savings and loan associations, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds and other mutual funds, as well as other local and community, super-regional, national and international financial institutions that operate offices in our market areas and elsewhere. We compete with these institutions in attracting deposits and in making loans, and we have to attract our customer base from other existing financial institutions and from new residents. Our larger competitors have greater resources, broader geographic markets and name recognition, and higher lending limits than we do, and they can offer more products and services and better afford and more effectively use media advertising, support services and electronic technology than we can. Also, larger competitors may be able to price loans and deposits more aggressively than we do. While we believe we compete effectively with other financial institutions, we may face a competitive disadvantage as a result of our size, lack of geographic diversification and inability to spread marketing costs across a broader market. Although we compete by concentrating our marketing efforts in our primary markets with local advertisements, personal contacts and greater flexibility and responsiveness in working with local customers, we cannot assure you that we will continue to be an effective competitor in our banking markets.

We rely on dividends from the Bank for substantially all of our revenue.

We receive substantially all of our revenue as dividends from the Bank. Federal and state regulations limit the amount of dividends that the Bank may pay to us, and our and the Bank’s Boards of Directors have entered into informal agreements with our respective banking regulators which require that we and the Bank obtain the consent of our regulators before we may pay any cash dividends. If the Bank becomes unable to pay dividends to us, then we may not be able to service our debt, pay our other obligations or pay dividends on the preferred stock we sold to the U.S. Treasury in connection the TARP Capital Purchase Program. Accordingly, our inability to receive dividends from the Bank could also have a material adverse effect on our business, financial condition and results of operations and the value of an investment in our common stock.

We depend on the services of our current management team.

Our operating results and ability to adequately manage our growth and minimize loan losses are highly dependent on the services, managerial abilities and performance of our executive officers. Smaller banks, like us, sometimes find it more difficult to attract and retain experienced management personnel than larger banks. We currently have an experienced management team that our Board of Directors believes is capable of managing and growing the Bank. However, changes in key personnel and their responsibilities may disrupt our business and could have a material adverse effect on our business, operating results and financial condition.

Risks Relating to Our Common Stock

The price of our common stock may fluctuate significantly, and this may make it difficult for you to resell our common stock when you want or at prices you find attractive.

We cannot predict how or at what prices our common stock will trade in the future. The market value of our common stock will likely continue to fluctuate in response to a number of factors including the following, most of which are beyond our control, as well as the other factors described in this “Risk Factors” section:

•	actual or anticipated quarterly fluctuations in our operating and financial results;

•	changes in financial estimates and recommendations by financial analysts;

•	actions of our current shareholders, including sales of common stock by existing shareholders and our directors and executive officers;

•	fluctuations in the stock price and operating results of our competitors;

•	regulatory developments; and

•	developments related to the financial services industry.

The market value of and trading in our common stock also is affected by conditions (including price and trading fluctuations) affecting the financial markets in general, and in the market for the stocks of financial services companies in particular. These conditions may result in volatility in the market prices of stocks generally and, in turn, our common stock. Also, market conditions may result in sales of substantial amounts of our common stock in the market. In each case, market conditions could affect the market price of our stock in a way that is unrelated or disproportionate to changes in our operating performance.

The trading volume in our common stock has been low, and the sale of a substantial number of shares in the public market could depress the price of our stock and make it difficult for you to sell your shares.

Our common stock is listed on the NASDAQ Global Market, but it has a relatively low average daily trading volume relative to many other stocks. Thinly traded stock can be more volatile than stock trading in an active public market, which can lead to significant price swings even when a relatively small number of shares are being traded and limit an investor’s ability to quickly sell blocks of stock. We cannot predict what effect future sales of our common stock in the market, or the availability of shares of our common stock for sale in the market, will have on the market price of our common stock.

Our management beneficially owns a substantial percentage of our common stock, so our directors and executive officers can significantly affect voting results on matters voted on by our shareholders.

Our current directors and executive officers, as a group, beneficially own a significant percentage of our outstanding common stock. Because of their voting rights, in matters put to a vote of our shareholders it could be difficult for any group of our other shareholders to defeat a proposal favored by our management (including the election of one or more of our directors) or to approve a proposal opposed by management.

As a participant in the TARP Capital Purchase Program, there are restrictions on our ability to pay dividends on and repurchase our common stock.

The securities purchase agreement we entered into with the U.S. Treasury generally provides that, for a period of three years, we may not, without the consent of Treasury:

•	increase the cash dividend on our common stock; or

•	subject to limited exceptions, redeem, repurchase or otherwise acquire shares of our common stock or preferred stock (other than the preferred stock we sold to Treasury) or trust preferred securities.

In addition, we are not permitted to pay any dividends on our common stock unless we are current in our dividend payments on the preferred stock we sold to the U.S. Treasury. These restrictions, together with the potentially dilutive impact of the warrant described in the next risk factor, could have a negative effect on the value of our common stock. Moreover, holders of our common stock are entitled to receive dividends only when, as and if declared by our Board of Directors. Although we have historically paid cash dividends on our common stock, we are not required to do so. We did not pay a dividend for the first quarter of 2009, and it is not likely that we will pay any dividend in the near future. Our ability to declare and pay cash dividends in the future will be subject to our Board of Directors’ evaluation of our operating results, capital levels, financial condition, future growth plans, general business and economic conditions, and other relevant considerations.

Our outstanding Series A Preferred Stock affects net income available to our common shareholders and earnings per common share, and the warrant we issued to Treasury may be dilutive to holders of our common stock.

The dividends declared on our Series A Preferred Stock will reduce the net income available to common shareholders and our earnings per common share. The Series A Preferred Stock will also receive preferential treatment in the event of liquidation, dissolution or winding up of our company. Additionally, the ownership interest of the existing holders of our common stock will be diluted to the extent the warrant we issued to Treasury in conjunction with the sale to Treasury of Series A Preferred Stock is exercised. The shares of common stock underlying the warrant represent approximately 10.88% of the shares of our common stock outstanding as of April 17, 2009 (including the shares issuable upon exercise of the warrant). Although Treasury has agreed not to vote any of the shares of common stock it receives upon exercise of the warrant, a transferee of any portion of the warrant or of any shares of common stock acquired upon exercise of the warrant is not bound by this restriction.

USE OF PROCEEDS

All securities sold pursuant to this prospectus will be sold by the selling securityholders and we will not receive the proceeds from such sales.

REGULATORY CONSIDERATIONS

Our business and operations are subject to extensive federal and state governmental regulation and supervision. The following is a summary of some of the basic statutes and regulations that apply to us. However, it is not a complete discussion of all the laws that affect our business, and it is qualified in its entirety by reference to the particular statutory or regulatory provision or proposal being described.

General. We are a bank holding company registered with the Federal Reserve Board (the “FRB”) under the Bank Holding Company Act of 1956, as amended (the “BHCA”). We are subject to supervision and examination by, and the regulations and reporting requirements of, the FRB. Under the BHCA, a bank holding company’s activities are limited to banking, managing or controlling banks, or engaging in other activities the FRB determines are closely related and a proper incident to banking or managing or controlling banks. The Bank is an insured, North Carolina-chartered bank. Its deposits are insured under the FDIC’s Deposit Insurance Fund, and it is subject to supervision and examination by, and the regulations and reporting requirements of, the FDIC and the North Carolina Commissioner of Banks (the “Commissioner”).

Our business also is influenced by prevailing economic conditions and governmental policies, both foreign and domestic, and, though the Bank is not a member bank of the Federal Reserve System, by the monetary and fiscal policies of the FRB. The FRB’s actions and policy directives determine to a significant degree the cost and availability of funds the Bank obtains from money market sources for lending and investing, and they also influence, directly and indirectly, the rates of interest the Bank pays on its time and savings deposits and the rates it charges on commercial bank loans.

For a discussion of elements of the regulatory framework applicable to us and the Bank, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and the other documents incorporated herein by reference as described under the heading “Where You Can Find More Information.” This regulatory framework is intended primarily for the protection of depositors and the FDIC’s Deposit Insurance Fund, and not for the protection of security holders, including holders of our common stock. As a result of this regulatory framework, our results of operations and financial condition are affected by actions of the FRB, the FDIC, and the Commissioner.

Payment of Dividends. Under North Carolina law, we are authorized to pay dividends as declared by our Board of Directors, provided that no such distribution results in our insolvency on a going concern or balance sheet basis. The FRB has issued a policy statement on the payment of cash dividends which expresses the view that a bank holding company should pay cash dividends only to the extent that its net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the holding company’s capital needs, asset quality and overall financial condition. The FRB also indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, a bank holding company may be prohibited from paying any dividends if its bank subsidiary is not adequately capitalized.

Although we are a legal entity separate and distinct from the Bank, our principal source of funds with which we can pay dividends to our shareholders is dividends we receive from the Bank. For that reason, our ability to pay dividends effectively is subject to the same limitations that apply to the Bank. In general, the Bank may pay dividends only from its undivided profits. However, if its surplus is less than 50% of its paid-in capital stock, the Bank’s directors may not declare any cash dividend until it has transferred to surplus 25% of its undivided profits or any lesser percentage necessary to raise its surplus to an amount equal to 50% of its paid-in capital stock.

Federal law prohibits the Bank from making any capital distributions, including paying a cash dividend, if it is, or after making the distribution it would become, “undercapitalized” as that term is defined in the Federal Deposit Insurance Act (the “FDIA”). Also, if in the FDIC’s opinion an insured bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, the FDIC may require, after notice and hearing, that the bank cease and desist from that practice. The FDIC has indicated that paying dividends that deplete a bank’s capital base to an inadequate level would be an unsafe and unsound banking practice. The FDIC has issued policy statements which provide that insured banks generally should pay dividends only out of their current operating earnings. Also, under the FDIA no dividend may be paid by an FDIC-insured bank while it is in default on any assessment due the FDIC. The Bank’s payment of dividends also may be affected or limited by other factors, such as events or circumstances that lead the FDIC to require the Bank to maintain its capital above regulatory guidelines.

We have entered into an informal agreement with the FRB, and the Bank has entered into an informal agreement with the FDIC, which, among other things, require that we and the Bank obtain the consent of our regulators before we may pay any cash dividends. Those agreements are described in Note

10 to our audited financial statements included in Item 8 of our annual report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference into this prospectus.

In the future, in addition to the above regulatory considerations, our ability to declare and pay cash dividends will be subject to our Board of Directors’ evaluation of our operating results, capital levels, financial condition, future growth plans, general business and economic conditions, and other relevant considerations, as well as to changes in applicable statutes, regulations or regulatory policies that could have a material effect on our business and on our and the Bank’s ability to pay dividends.

In addition to the regulatory restrictions described above, we are and may in the future become subject to contractual restrictions that limit or prohibit us from paying dividends on our common stock, including those contained in the securities purchase agreement between us and Treasury, as described under the caption “Description of Capital Stock - Common Stock.”

Capital Adequacy. We and the Bank are required to comply with the FRB’s and FDIC’s capital adequacy standards for bank holding companies and insured banks. The FRB and FDIC have issued risk-based capital and leverage capital guidelines for measuring capital adequacy, and all applicable capital standards must be satisfied for us or the Bank to be considered in compliance with regulatory capital requirements.

Under the risk-based capital guidelines, the minimum ratio (“Total Capital Ratio”) of an entity’s total capital (“Total Capital”) to its risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of Total Capital must be composed of “Tier 1 Capital.” Tier 1 Capital includes common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, qualifying noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets. The remaining Total Capital may consist of “Tier 2 Capital” which includes certain subordinated debt, certain hybrid capital instruments and other qualifying preferred stock, and a limited amount of loan loss reserves. A bank or bank holding company that does not satisfy minimum capital requirements may be required to adopt and implement a plan acceptable to its federal banking regulator to achieve an adequate level of capital.

Under the leverage capital measure, the minimum ratio (the “Leverage Capital Ratio”) of Tier 1 Capital to average assets, less goodwill and various other intangible assets, is 3.0% for entities that meet specified criteria, including having the highest regulatory rating. All other entities generally are required to maintain an additional cushion of 100 to 200 basis points above the stated minimum. The guidelines also provide that banks experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum levels without significant reliance on intangible assets. A bank’s “Tangible Leverage Ratio” (deducting all intangibles) and other indicators of capital strength also will be taken into consideration by banking regulators in evaluating proposals for expansion or new activities.

We have entered into an informal agreement with the FRB, and the Bank has entered into an informal agreement with the FDIC, which, among other things, require that the Bank maintain capital levels in excess of normal statutory minimums, including a Leverage Capital Ratio of not less than 7.5%, and other ratios at least at “well capitalized” levels. Those agreements are described in Note 10 to our audited financial statements included in Item 8 of our annual report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference into this prospectus.

The FRB and the FDIC also consider interest rate risk (when the interest rate sensitivity of an institution’s assets does not match the sensitivity of its liabilities or its off-balance-sheet position) in evaluating capital adequacy. Banks with excessive interest rate risk exposure must hold additional amounts of capital against their exposure to losses resulting from that risk. The regulators also require banks to incorporate market risk components into their risk-based capital. Under these market risk requirements, capital is allocated to support the amount of market risk related to a bank’s trading activities.

DESCRIPTION OF WARRANT

This section summarizes specific terms and provisions of the warrant we issued to Treasury on April 17, 2009, concurrent with our sale to Treasury of 13,179 shares of Series A Preferred Stock pursuant to the TARP Capital Purchase Program. The description of the warrant contained in this section is qualified in its entirety by reference to the actual terms of the warrant, a copy of which is attached as Exhibit 4.01 to our Registration Statement on Form S-3 and is incorporated by reference into this prospectus. (See “Where You Can Find More Information.”)

General

The warrant gives its holder the right to purchase up to 475,204 shares of our common stock, at an exercise price of $4.16 per share, on the terms contained therein. Subject to the limitations on exercise to which Treasury is subject as described below under “- Transferability,” the warrant is immediately exercisable, in whole or in part, by surrender of the warrant and notice of exercise in the form attached to the warrant and payment of the aggregate exercise price for shares being purchased. The warrant expires at 5:00 P.M. on April 17, 2019. The exercise price may be paid (1) by having us withhold, from the shares of common stock that otherwise would be issued to the warrant holder upon exercise, a number of shares of common stock having a market value equal to the aggregate exercise price, or (2) if both we and the warrant holder consent, in cash.

Possible Reduction in Number of Shares

If we (or any successor to us by a business combination) complete one or more Qualified Equity Offerings prior to December 31, 2009, resulting in aggregate gross proceeds of at least $13,179,000 (plus the aggregate liquidation preference amount of any preferred stock issued to Treasury by a successor to us), the number of shares of common stock underlying the warrant then held by Treasury will be reduced by 50%. The number of shares subject to the warrant are subject to further adjustment as described below under “- Other Adjustments.”

A “Qualified Equity Offering” is defined as the sale for cash by us (or our successor) of preferred stock or common stock that qualifies as Tier 1 capital under applicable regulatory capital guidelines.

Transferability

The warrant generally is not subject to any restrictions on transfer; provided, however, that Treasury may only transfer or exercise the warrant with respect to one-half of the shares underlying the warrant prior to the earlier of (1) the date on which we (or any successor to us by a business combination) have received aggregate gross proceeds of at least $13,179,000 (plus the aggregate liquidation preference amount of any preferred stock issued to Treasury by a successor to us) from one or more Qualified Equity Offerings (including those by any successor to us by a business combination), and (2) December 31, 2009.

Voting of Warrant Shares

Treasury has agreed that it will not vote any of the shares of common stock that it acquires upon exercise of the warrant. This does not apply to any other person who acquires any portion of the warrant, or the shares of common stock underlying the warrant, from Treasury.

Repurchase of Warrant and Common Stock

If we redeem all of the Series A Preferred Stock we have sold to Treasury, we will have the right to repurchase the warrant or, if it has been exercised, the underlying shares of common stock, held by Treasury at that time at its or their then current fair market value.

Other Adjustments

The exercise price of the warrant and/or the number of shares underlying the warrant automatically adjust under some circumstances, including upon the following events:

•	any stock split, stock dividend, subdivision, reclassification or combination of our common stock;

•

until the earlier of the date on which Treasury no longer holds any portion of the warrant, and April 17, 2012, issuance of shares of our common stock (or securities exercisable or convertible into or exchangeable for shares of our common stock) for consideration (or having a conversion price per share) less than 90% of then current market value, except for issuances in connection with benefit plans and compensation related arrangements, business acquisitions and public or other broadly marketed offerings;

•	a pro rata repurchase by us of our common stock and certain other distributions to our shareholders; or

•

a determination by our Board of Directors to make an adjustment to the anti-dilution provisions as are reasonably necessary, in the good faith opinion of the Board, to protect the purchase rights of the warrant holders.

In addition, if we declare any dividends or distributions on our common stock other than our historical, ordinary cash dividends, dividends paid in shares of our common stock, and other dividends or distributions covered by the first bullet point above, the exercise price of the warrant will be adjusted to reflect such distribution.

In the event of any merger, consolidation, or other business combination to which we are a party, the warrantholder’s right to receive shares of our common stock upon exercise of the warrant will be converted into the right to exercise the warrant to acquire the number of shares of stock or other securities or property (including cash) which the common stock issuable upon exercise of the warrant immediately prior to such business combination would have been entitled to receive upon consummation of the business combination. For purposes of the provision described in the preceding sentence, if the holders of our common stock have the right to elect the amount or type of consideration to be received by them in the business combination, then the consideration that the warrantholder will be entitled to receive upon exercise will be the amount and type of consideration received by a majority of the holders of the common stock who affirmatively make an election.

No fractional share will be issued upon exercise of the warrant. In lieu of any fractional share to which a warrantholder otherwise would be entitled, we will pay cash for that fractional share interest in an amount based on the market price of our common stock less the pro rated exercise price for the fractional share interest.

No Rights as a Shareholder

The warrant does not entitle its holder to any voting rights or other rights of a shareholder of our company prior to its exercise.

DESCRIPTION OF CAPITAL STOCK

General

The following summary describes material terms of our capital stock. The summary is not complete and is qualified in its entirety by reference to the provisions of our Articles of Incorporation and Bylaws, and to applicable provisions of the North Carolina Business Corporation Act.

Our authorized capital stock consists of:

•	15,000,000 shares of common stock, par value $5.00 per share; and

•	3,000,000 shares of preferred stock, no par value.

Our Articles of Incorporation authorize our Board of Directors to issue shares of our preferred stock from time to time, to create separate series of preferred stock within the class, and to determine the number of shares, designations, terms, relative rights, preferences and limitations of the preferred stock, or of shares within each series of preferred stock, at the time of issuance, all by its resolution. Therefore, without approval of the holders of our common stock or preferred stock (except as may be required under the terms of our Series A Preferred Stock as described below under “- Series A Preferred Stock,” or by North Carolina law or the rules of The Nasdaq Stock Market), our Board of Directors may authorize the issuance of preferred stock with voting, dividend, liquidation preferences over our common stock and any other outstanding preferred stock, and conversion and other rights that could dilute the voting power or other rights or adversely affect the market value of our outstanding common stock and other preferred stock.

On June 9, 2009, there were 3,891,174 shares of our common stock issued and outstanding and 13,179 shares of our preferred stock issued and outstanding. Our issued and outstanding preferred stock consisted of Series A Preferred Stock which we sold to Treasury on April 17, 2009.

Shares of our capital stock represent equity interests in our company and are not bank deposits, savings accounts or other obligations of or guaranteed by the Bank. Our capital stock is neither insured nor guaranteed by the FDIC’s Deposit Insurance Fund or any other governmental agency and is subject to investment risks, including the possible loss of your entire investment.

Common Stock

Voting Rights. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our common shareholders. Except in elections of directors as discussed below and in the case of certain other corporate actions for which higher voting requirements are required by the North Carolina Business Corporation Act (including mergers, share exchanges, sales of assets and dissolution), if a quorum exists, action on a matter is approved if the votes cast favoring the action exceed the votes cast opposing the action. Holders of our common stock may not vote cumulatively in the election of our directors.

The North Carolina Control Share Acquisition Act, in general, provides that shares of our voting stock acquired in a “control share acquisition” (“Control Shares”) will have no voting rights unless those rights are granted by resolution adopted by the holders of at least a majority of our outstanding shares entitled to vote in the election of our directors, excluding shares held by the person who has acquired or proposes to acquire the Control Shares and excluding shares held by our officers or any directors who also are our employees. “Control Shares” are defined as shares acquired by any person which, when added to any other shares already owned by that person, would entitle the person (except for the application of the Act) to voting power in the election of our directors equal to or greater than (1) one-

fifth of all voting power, (2) one-third of all voting power, or (3) a majority of all voting power. “Control share acquisition” means, with certain exceptions, the acquisition by a person of beneficial ownership of Control Shares. Among others, exceptions to the definition include a purchase of shares directly from us, and an acquisition pursuant to the laws of descent and distribution or in a transaction pursuant to an agreement to which we are a party.

Dividends. Subject to preferences to which holders of any shares of our preferred stock may be entitled, holders of our common stock are entitled to receive ratably any dividends that may be declared from time to time by the Board of Directors out of funds legally available for that purpose. Under North Carolina law, we are authorized to pay dividends as declared by our Board of Directors, provided that no such distribution results in our insolvency on a going concern or balance sheet basis. However, although we are a legal entity separate and distinct from the Bank, our principal source of funds with which we can pay dividends to our shareholders is dividends we receive from the Bank. For that reason, our ability to pay dividends effectively is subject to the same limitations that apply to the Bank. The Bank’s ability to pay dividends to us is subject to regulatory restrictions that apply to North Carolina banks.

The securities purchase agreement between us and Treasury provides that, prior to the earlier of April 17, 2012, and the date on which all of the shares of Series A Preferred Stock have been redeemed by us or transferred by Treasury to third parties, we may not, without the consent of Treasury, (1) increase the cash dividend on our common stock or (2) subject to limited exceptions, redeem, repurchase or otherwise acquire shares of our common stock or preferred stock (other than Series A Preferred Stock) or trust preferred securities.

A discussion of other restrictions on our and the Bank’s ability to pay cash dividends is contained in this prospectus under the caption “Regulatory Considerations - Payment of Dividends.”

No Preemptive Rights. Holders of our common stock do not have preemptive, conversion or subscription rights to acquire other or additional shares of any class of stock or other securities we may issue in the future.

Liquidation. In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share in our assets remaining after the payment or provision for payment of our debts and other liabilities, and the satisfaction of the liquidation preferences of the holders of outstanding shares of our Series A Preferred Stock and any other series of our preferred stock then outstanding.

Miscellaneous. Holders of our common stock do not have any redemption, sinking fund or conversion rights. First-Citizens Bank & Trust Company, Raleigh, North Carolina, acts as registrar and transfer agent for our common stock. The rights of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of our Series A preferred stock and shares of any other series of preferred stock that we may establish in the future.

Series A Preferred Stock

Pursuant to its authority under our Articles of Incorporation, our Board of Directors has established a separate series of our preferred stock designated as our Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”) consisting of 13,179 shares, no par value, all of which were issued and sold to Treasury on April 17, 2009, for an aggregate price of $13,179,000. This section summarizes specific terms and provisions of our Series A Preferred Stock. This summary is qualified in its entirety by the actual terms of that stock as contained in an amendment to our Articles of Incorporation filed with the North Carolina Secretary of State on April 13, 2009, a copy of which was attached as an Exhibit to our Current Report on Form 8-K dated April 13, 2009, and is incorporated by reference into this prospectus. (See “Where You Can Find More Information.”)

Dividends. Dividends are payable on Series A Preferred Stock quarterly in arrears, when, as and if authorized and declared by our Board of Directors out of legally available funds, on a cumulative basis, on the $1,000 per share liquidation preference amount plus the amount of accrued and unpaid dividends for any prior dividend periods, at an annual rate of (1) 5% per annum from the original issuance date to but excluding the first day of the first dividend period commencing after the fifth anniversary of the original issuance date (i.e., 5% per annum from April 17, 2009, to but excluding May 15, 2014), and (2) 9% per annum from and after the first day of the first dividend period commencing after the fifth anniversary of the original issuance date (i.e., 9% per annum on and after May 15, 2014). Dividends are payable in arrears on February 15, May 15, August 15 and November 15 of each year, commencing on May 15, 2009.

Dividends on Series A Preferred Stock are cumulative. If for any reason our Board of Directors does not declare a dividend on Series A Preferred Stock for a particular dividend period, or if our Board of Directors declares less than a full dividend, we will remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods).

We are not obligated to pay holders of Series A Preferred Stock any dividend in excess of the dividends on Series A Preferred Stock that are payable as described above. There is no sinking fund with respect to dividends on Series A Preferred Stock.

Priority of Dividends. So long as Series A Preferred Stock remains outstanding, unless all accrued and unpaid dividends on Series A Preferred Stock for all past dividend periods are paid in full:

•

we may not declare or pay a dividend or other distribution on our common stock or any other shares of Junior Stock (other than dividends payable solely in common stock) or Parity Stock (other than dividends paid on a pro rata basis with the Series A Preferred Stock); and

•	we generally may not directly or indirectly purchase, redeem or otherwise acquire any shares of common stock, Junior Stock or Parity Stock.

Additionally, during the first three years following our sale of Series A Preferred Stock to Treasury, unless Treasury has transferred all of the Series A Preferred Stock to other parties, we are required to obtain Treasury’s consent in order to:

•	increase the dividend per share paid on our common stock; and

•

repurchase any shares of our outstanding stock of any type (other than purchases of common stock or preferred stock ranking junior to the TARP Shares in the ordinary course of our business and consistent with our past practices in connection with a benefit plan we maintain).

“Junior Stock” means our common stock and any other class or series of our stock the terms of which expressly provide that it ranks junior to the Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of our company. We currently have no outstanding class or series of stock constituting Junior Stock other than our common stock.

“Parity Stock” means any class or series of our stock, other than Series A Preferred Stock, the terms of which do not expressly provide that such class or series will rank senior or junior to Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of our company, in each case without regard to whether dividends accrue cumulatively or non-cumulatively. We currently have no outstanding class or series of stock constituting Parity Stock.

Liquidation Rights. The shares of Series A Preferred Stock have a stated liquidation amount of $1,000 per share. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company, holders of Series A Preferred Stock will be entitled to receive, for each such share, out of our assets or proceeds available for distribution to our shareholders (subject to any rights of our creditors), before any distribution of assets or proceeds is made to or set aside for the holders of our common stock and any other class or series of our stock ranking junior to Series A Preferred Stock, payment of an amount equal to the sum of (1) the $1,000 liquidation preference amount per share and (2) the amount of any accrued and unpaid dividends on Series A Preferred Stock (including dividends accrued on any unpaid dividends). To the extent the assets or proceeds available for distribution to shareholders are not sufficient to fully pay the liquidation payments owing to the holders of Series A Preferred Stock and the holders of any other class or series of our stock ranking equally with Series A Preferred Stock, the holders of Series A Preferred Stock and such other stock will share ratably in the distribution.

For purposes of the liquidation rights of the Series A Preferred Stock, neither a merger or consolidation of our company with another entity, nor a sale, lease or exchange of all or substantially all of our assets, will constitute a liquidation, dissolution or winding up of the affairs of our company.

Redemption and Repurchases. Subject to the prior approval of the Federal Reserve Board, Series A Preferred Stock is redeemable, at our option, in whole or in part, at a redemption price equal to 100% of the liquidation preference amount of $1,000 per share plus any accrued and unpaid dividends to but excluding the date of redemption (including dividends accrued on any unpaid dividends); provided, that any declared but unpaid dividend payable on a redemption date that occurs subsequent to the record date for the dividend will be payable to the holder of record of the redeemed shares on the dividend record date.

The terms of Series A Preferred Stock provide that, prior to the first dividend payment date falling after the third anniversary of the original issuance date (i.e., prior to May 15, 2012), Series A Preferred Stock may be redeemed only if (1) we have, or our successor following a business combination with another entity which also participated in the TARP Capital Purchase Program has, raised aggregate gross proceeds in one or more Qualified Equity Offerings (as defined above under “Description of Warrant—Possible Reduction in Number of Shares”) of at least the Minimum Amount and (2) the aggregate redemption price of Series A Preferred Stock does not exceed the aggregate net proceeds from that Qualified Equity Offerings. The “Minimum Amount” means $3,294,750 plus, in the event we are succeeded in a business combination by another entity which also participated in the TARP Capital Purchase Program, 25% of the aggregate liquidation preference amount of the preferred stock issued by that entity to Treasury. However, the American Recovery and Reinvestment Act of 2009 (“ARRA”), enacted in 2009, contains a provision that permits banks and bank holding companies that sell preferred stock to Treasury under the TARP Capital Purchase Program to redeem those shares at their option at any time (upon the approval of the relevant federal regulator) and without a requirement that they first have completed a Qualified Equity Offering.

Shares of Series A Preferred Stock that we redeem, repurchase or otherwise acquire will revert to authorized but unissued shares of preferred stock, undesignated as to series, which may then be reissued by us as any series of preferred stock other than Series A Preferred Stock.

Series A Preferred Stock is “perpetual” preferred stock, which means that neither Treasury nor any subsequent holder has a right to require that we redeem any of the shares at any time.

No Conversion Rights. Holders of Series A Preferred Stock have no right to exchange or convert their shares into common stock or any other securities.

Voting Rights. The holders of Series A Preferred Stock do not have voting rights other than those described below, except to the extent specifically required by North Carolina law.

If stated dividends have not been paid on Series A Preferred Stock for six or more quarterly dividend periods, whether or not consecutive, our authorized number of directors will automatically increase by two and the holders of Series A Preferred Stock will have the right, with the holders of shares of any other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (the “Preferred Directors”) to fill such newly created directorships at our next annual meeting of shareholders (or at a special meeting called for that purpose prior to the next annual meeting) and at each subsequent annual meeting of shareholders until all accrued and unpaid dividends for all past dividend periods on all outstanding shares of Series A Preferred Stock have been paid in full. At that time, the right of holders of Series A Preferred Stock to elect two directors will terminate, subject to revesting in the event of each and every subsequent default by us in the payment of dividends on Series A Preferred Stock.

Upon any termination of the right of the holders of Series A Preferred Stock and Voting Parity Stock as a class to vote for directors as described above, the Preferred Directors will cease to be qualified as directors, the terms of office of all Preferred Directors then in office will terminate immediately, and the authorized number of our directors will be reduced by the number of Preferred Directors which had been elected by the holders of Series A Preferred Stock and the Voting Parity Stock. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created by such a removal may be filled, only by the affirmative vote of the holders a majority of the outstanding shares of Series A Preferred Stock, voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office, the remaining Preferred Director may choose a successor who will hold office for the unexpired term of the office in which the vacancy occurred.

The term “Voting Parity Stock” means, with regard to any matter on which the holders of Series A Preferred Stock are entitled to vote, any series of Parity Stock (as defined under “- Dividends-Priority of Dividends”) upon which voting rights similar to those of the Series A Preferred Stock have been conferred and are exercisable with respect to such matter. We currently have no outstanding shares of Voting Parity Stock.

In addition to any other vote or consent required by North Carolina law or by our Articles of Incorporation, the vote or consent of the holders of at least two thirds of the outstanding shares of Series A Preferred Stock, voting as a separate class, is required in order to:

•	amend provisions of our Articles of Incorporation pertaining to Series A Preferred Stock:

¡

to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of stock ranking senior to Series A Preferred Stock with respect to the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of our company; or

¡	in a way that materially and adversely affect the rights, preferences, privileges or voting powers of Series A Preferred Stock; or

•

consummate a binding share exchange or reclassification involving Series A Preferred Stock, or a merger or consolidation of our company with another entity, unless (1) the shares of Series A Preferred Stock remain outstanding or, in the case of a merger or consolidation in which our company is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (2) the shares of Series A Preferred Stock remaining outstanding, or such preference securities, have such rights, preferences, privileges, voting powers, limitations and restrictions, taken as a whole, as are not materially less favorable than the rights, preferences, privileges, voting powers, limitations and restrictions of Series A Preferred Stock prior to consummation of the transaction, taken as a whole;

provided, however, that (1) any increase in the amount of our authorized but unissued shares of preferred stock, and (2) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to Series A Preferred Stock with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative and the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of Series A Preferred Stock and will not require the vote or consent of the holders of Series A Preferred Stock.

To the extent holders of Series A Preferred Stock are entitled to vote, they will be entitled to one vote for each share then held.

Charter, Bylaw and Statutory Provisions Having Potential “Anti-takeover” Effects

The following paragraphs summarize certain provisions of our Articles of Incorporation, Bylaws and North Carolina law that may have the effect, or be used as a means, of delaying or preventing attempts to acquire or take control of our company, or to remove or replace incumbent directors, that are not first approved by our Board of Directors, even if those proposed actions are favored by our shareholders.

Authorized Shares. Our Articles of Incorporation authorize the issuance of 15,000,000 shares of common stock and 3,000,000 shares of preferred stock. Our Board of Directors is authorized to approve the issuance of shares of our common stock or preferred stock from time to time and, in the case of the preferred stock, to create separate series of preferred stock within the class, and to determine the number of shares, designations, terms, relative rights, preferences and limitations of the preferred stock, or of shares within each series of preferred stock, at the time of issuance, all by its resolution. Those provisions give our Board of Directors considerable flexibility to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and grants of stock options. However, the Board’s authority also could be used, consistent with the Board’s fiduciary duty, to deter future attempts to gain control of our company by issuing additional common stock, or by issuing a series of preferred stock, to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks to gain control.

Voting Limitation. The North Carolina Business Corporation Act contains a control share acquisition statute which applies to us. In general, that Act provides that where a shareholder acquires issued and outstanding shares of a corporation’s voting stock (referred to as control shares) within one of several specified ranges (one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval by shareholders of the control share acquisition must be obtained before the acquiring shareholder may vote the control shares. The required shareholder vote is a majority all our outstanding shares entitled to vote in the election of directors, excluding “interested shares,” defined as shares held by the acquiring person, officers of the corporation and employees who are also directors of the corporation.

Advance Notice of Director Nominations. Our Bylaws provide that a shareholder who intends to nominate a candidate for election as a director at a meeting of shareholders must give us written notice of the nomination containing specified information not later than the close of business on the tenth business day following the date on which notice of the meeting is given to shareholders. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure. That requirement limits the right of shareholders to nominate director candidates.

Special Meetings of Shareholders. Our Bylaws provide that special meetings of our shareholders may be called only by or at the direction of our Chief Executive Officer or Board of Directors. Therefore, our shareholders have no separate right to call a special meeting or to require that a special meeting be called.

Certain Business Combinations. The North Carolina Shareholder Protection Act provides that, unless specified “fair price” and procedural requirements are satisfied, the affirmative vote of the holders of 95% of our outstanding voting stock is required to approve various types of business combinations (including mergers and the sale of all or substantially all of our assets) between us and another entity which owns more than 20% of our voting shares.

Amendment of Bylaws. Subject to certain limitations under North Carolina law, our Bylaws may be amended or repealed by either our Board of Directors or our shareholders. Therefore, our Board is authorized to amend or repeal Bylaws without the approval of our shareholders. However, a Bylaw adopted, amended or repealed by our shareholders may not be readopted, amended or repealed by the Board alone unless our Articles of Incorporation or a Bylaw adopted by our shareholders authorizes the Board to adopt, amend or repeal that particular Bylaw or the Bylaws generally.

SELLING SECURITYHOLDERS

The selling security holders may include (1) Treasury, which acquired the warrant and all of the shares of Series A Preferred Stock from us on April 17, 2009, in a private placement exempt from the registration requirements of the Securities Act of 1933, and (2) any other person or persons holding any portion of the warrant and any shares of our common stock issued upon exercise of the warrant to whom Treasury has transferred its registration rights under the terms of the securities purchase agreement between us and Treasury. Treasury is required to notify us in writing of any such transfer of its registration rights within ten days after the transfer, including the name and address of the transferee and the number and type of securities with respect to which the registration rights have been assigned. As of the date of this prospectus, Treasury has not notified us of any such transfer. Accordingly, we believe that Treasury currently holds record and beneficial ownership of the entire amount of the warrant covered by this prospectus (which has not been exercised as to any of the covered shares).

The securities to be offered under this prospectus for the account of the selling securityholders are:

•	a ten-year warrant to purchase 475,204 shares of our common stock at an exercise price of $4.16 per share, subject to adjustment as described under “Description of Warrant;” and

•

the 475,204 shares of our common stock issuable upon exercise of the warrant (subject to adjustment as described under “Description of Warrant”), which shares, if issued, would represent ownership of approximately 10.88% of the shares of our common stock outstanding as of June 9, 2009 (including the shares issuable upon exercise of the warrant in total shares outstanding).

For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling securityholders.

We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because, to our knowledge, no sale of any of the securities is currently subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.

The only potential selling securityholder whose identity we are currently aware of is Treasury. Other than with respect to Treasury’s acquisition of the Series A Preferred Stock and warrant from us, Treasury has not had a material relationship with us.

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

The selling securityholders may sell all or a portion of the securities beneficially owned by them and offered by this prospectus from time to time directly or through one or more underwriters, broker-dealers or agents. If securities are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling securityholders may use any one or more of the following methods when selling shares:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling securityholders may also sell securities under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling securityholders may arrange for other brokers-dealers to participate in sales. If the selling securityholders effect such transactions by selling securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of the securities for whom they may act as agent or to whom they may sell as principal. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent will be in amounts to be negotiated, which are not expected to be in excess of those customary in the types of transactions involved.

In connection with sales of securities, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging in positions they assume. The selling securityholders may also sell securities short and, if such short sales shall take place after the date that the registration statement of which this prospectus is a part is declared effective by the SEC, the selling securityholders may deliver securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling securityholders may also loan or pledge securities to broker-dealers that in turn may sell such shares. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling securityholders may pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus or any amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, amending, if necessary, the identification of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer and donate the securities in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling securityholders and any broker-dealer participating in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. At the time a particular offering of securities is made, a prospectus supplement, if required, will be distributed which will set forth (1) the name of each such selling securityholder and of the participating broker-dealer(s), (2) the number of securities involved, (3) the price at which such securities were sold, (4) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, and (5) any other facts material to the transaction.

The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

Under the securities laws of some states, the securities covered by this prospectus may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available.

There can be no assurance that any selling securityholder will sell any or all of the securities registered pursuant to the registration statement of which this prospectus forms a part.

If a selling securityholder uses this prospectus for any sale of securities, it will be subject to the prospectus delivery requirements of the Securities Act of 1933. The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of securities to engage in market-making activities with respect to such securities. All of the foregoing may affect the marketability of the securities covered by this prospectus and the ability of any person or entity to engage in market-making activities with respect to such securities.

Pursuant to the securities purchase agreement between us and Treasury, we will pay substantially all expenses of the registration of the securities covered by this prospectus, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling securityholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling securityholders against liabilities, including some liabilities under the Securities Act of 1933, in accordance with the securities purchase agreement between us and Treasury, or the selling securityholders will be entitled to contribution. We have agreed under the securities purchase agreement between us and Treasury to cause our directors and senior executive officers to execute customary lock-up agreements in such form and for such time period up to 90 days as may be requested by a managing underwriter with respect to an underwritten offering of securities covered by this prospectus.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by our legal counsel, Ward and Smith, P.A., Raleigh, North Carolina, and for any underwriters and agents, by legal counsel they select.

EXPERTS

The consolidated financial statements of Bank of the Carolinas Corporation, as of December 31, 2008 and 2007, and for each of the years in the three year period ended December 31, 2008, have been incorporated by reference herein in reliance upon the reports of Dixon Hughes PLLC, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities covered by the Registration Statement of which this prospectus is a part. Registrant will bear all of these expenses.

Registration fee	$136
Legal fees and expenses (1)	25,000
Accounting fees and expenses (1)	5,000
Printing and other miscellaneous fees and expenses (1)	2,500

$32,636

(1)	Estimated solely for purposes of this Item 14. Actual expenses may be more or less.

Item 15. Indemnification of Directors and Officers

Indemnification Under North Carolina Statutes

The North Carolina Business Corporation Act (the “NCBCA”) generally provides for the indemnification of officers and directors of corporations in the manner described below.

Permissible Indemnification. The NCBCA allows corporations, by charter, bylaw, contract or resolution, to indemnify or agree to indemnify their officers, directors, employees and agents and any persons who are or were serving at the corporation’s request as directors, officers, employees or agents of other entities or enterprises or as trustees or administrators under employee benefit plans, against liability and expenses, including reasonable attorneys’ fees, in any proceedings (including without limitation proceedings brought by or on behalf of the corporations themselves) arising out of their status as such or their activities in any of the foregoing capacities. A corporation’s charter or bylaws, or a contract or resolution, may include provisions for recovery from the corporation of reasonable costs, expenses and attorneys’ fees in connection with the enforcement of rights to indemnification and may include provisions establishing reasonable procedures for determining and enforcing those rights.

Corporations may indemnify persons against liability expenses incurred only where those persons conducted themselves in good faith and reasonably believed (1) in the case of conduct in their official corporate capacity, that their conduct was in the corporation’s best interests, and (2) in all other cases, that their conduct was at least not opposed to the corporation’s best interests; and, in the case of criminal proceedings, they had no reasonable cause to believe their conduct was unlawful. However, corporations may not indemnify persons either in connection with proceedings by or in the right of the corporations in which persons were adjudged liable to the corporations, or in connection with other proceeding charging improper personal benefit to the persons (whether or not involving action in an official capacity) in which the persons were adjudged liable on the basis that personal benefit was improperly received.

Mandatory Indemnification. Unless limited by a corporation’s charter, the NCBCA requires corporations to indemnify their directors or officers who are wholly successful (on the merits or otherwise) in the defense of proceedings to which they were a party because they were directors or officers of the corporations against reasonable expenses incurred in connection with the proceedings.

Advance for Expenses. Expenses incurred by directors, officers, employees or agents of corporations in defending proceedings may be paid by the corporations in advance of the final disposition of the proceedings as authorized by their boards of directors in the specific case, or as authorized by their charters or bylaws or by any applicable resolutions or contracts, upon receipt of undertakings to repay amounts advanced unless it ultimately is determined that the persons are entitled to be indemnified against those expenses.

Court-Ordered Indemnification. Unless otherwise provided in a corporation’s charter, directors or officers of corporations who are parties to proceedings may apply for indemnification to the courts conducting the proceedings or to other courts of competent jurisdiction. On receipt of an application, the courts, after giving any notice they deem necessary, may order indemnification if they determine either (1) that the directors or officers are entitled to mandatory indemnification as described above, in which case the courts also will order the corporations to pay the reasonable expenses incurred to obtain the court-ordered indemnification, or (2) that the directors or officers are fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not they met the requisite standard of conduct or were adjudged liable to the corporations in connection with proceedings by or in the right of the corporations or on the basis that personal benefit was improperly received in connection with any other proceedings so charging (but if adjudged so liable, indemnification is limited to reasonable expenses incurred).

Parties Entitled to Indemnification. The NCBCA defines “director” to include ex-directors and the estate or personal representative of a director. Unless their charters provide otherwise, corporations may indemnify and advance expenses to their officers, employees or agents to the same extent as to their directors and also may indemnify and advance expenses to officers, employees or agents who are not directors to the extent, consistent with public policy, as may be provided in their charters or bylaws, by general or specific action of their boards of directors, or by contract.

Indemnification of Registrant’s Directors and Officers

Registrant’s Bylaws provide for indemnification of its directors and officers to the fullest extent permitted by North Carolina law and require Registrant’s Board of Directors to take all actions necessary and appropriate to authorize such indemnification. Under North Carolina law, corporations may purchase insurance on behalf of persons who are or were their directors or officers against liability arising out of their status as such. Registrant currently maintains a directors’ and officers’ liability insurance policy covering its directors and executive officers.

Elimination of Director Liability

As permitted by the NCBCA, Registrant’s Articles of Incorporation provide that individuals serving as directors will not be personally liable in an action by or in the right of Registrant or otherwise for monetary damages for breach of their duties as directors. Under this charter provision, if the North Carolina statutes are amended to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of Registrant’s directors will be eliminated or limited to the fullest extent permitted by the statutes as amended.

Item 16. Exhibits

The following exhibits are filed herewith or incorporated herein by reference as part of this Registration Statement:

Exhibit Number	Description
3.01	Registrant’s Articles of Incorporation, as amended (incorporated by reference from Exhibits to Current Report on Form 8-K dated April 13, 2009)

4.01	Copy of Warrant to purchase shares of Registrant’s common stock dated April 17, 2009 (filed herewith)

4.02	Copy of Letter Agreement (including Securities Purchase Agreement Standard Terms attached as Exhibit A thereto) dated April 17, 2009, between Registrant and the United States Department of the Treasury (filed herewith)

4.03	Copy of ARRA Letter Agreement dated April 17, 2009, between Registrant and the United States Department of the Treasury (filed herewith)

5.01	Opinion of Ward and Smith, P.A. as to the legality of the securities being registered (filed herewith)

23.01	Consent of Dixon Hughes PLLC (filed herewith)

23.02	Consent of Ward and Smith, P.A. (contained in its opinion filed as Exhibit 5.1)

24.01	Powers of Attorney (included on the signature page of this Registration Statement)

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(1)	include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)	reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement; and,

(3)	include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1), (a)(2) and (a)(3) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement or if contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(b)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(1)	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(2)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a Registration Statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date.

(e)	That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(2)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(3)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(4)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(f)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)	That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registration pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(h)	(1) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mocksville, State of North Carolina, on June 12, 2009.

BANK OF THE CAROLINAS CORPORATION

By:	/s/ Robert E. Marziano
Robert E. Marziano President and Chief Executive Officer

WITNESSETH, that each of the undersigned directors or officers of BANK OF THE CAROLINAS CORPORATION, a North Carolina corporation, by his or her signature below, hereby constitutes and appoints each of Robert E. Marziano, Michael D. Larrowe, and Michelle L. Clodfelter, or any substitute appointed by either of them, jointly and severally, as his or her true and lawful attorney-in-fact and agent for him or her, and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or would do in person, and hereby ratifying and confirming all the acts of each said attorney-in fact and agent which he may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Robert E. Marziano Robert E. Marziano	Chairman, President, and Chief Executive Officer (principal executive officer)	June 12, 2009

/s/ Michelle L. Clodfelter Michelle L. Clodfelter	Controller, Vice President and Principal Financial Officer	June 12, 2009

/s/ Jerry W. Anderson Jerry W. Anderson	Director	June 12, 2009

/s/ Alan M. Bailey Alan M. Bailey	Director	June 12, 2009

/s/ William A. Burnette William A. Burnette	Director	June 12, 2009

/s/ John A. Drye John A. Drye	Director	June 12, 2009

/s/ Thomas G. Fleming Thomas G. Fleming	Director	June 12, 2009

/s/ John. W. Googe John. W. Googe	Director	June 12, 2009

/s/ Henry H. Land Henry H. Land	Director	June 12, 2009

/s/ Michael D. Larrowe Michael D. Larrowe	Director Executive Vice President	June 12, 2009

/s/ Steven G. Laymon Steven G. Laymon	Director	June 12, 2009

/s/ Grady L. McClamrock, Jr. Grady L. McClamrock, Jr.	Director	June 12, 2009

/s/ Lynne Scott Safrit Lynne Scott Safrit	Director	June 12, 2009

/s/ Francis W. Slate Francis W. Slate	Director	June 12, 2009

/s/ Steven R. Talbert Steven R. Talbert	Vice Chairman	June 12, 2009

EXHIBIT INDEX

Exhibit Number	Description

3.01	Registrant’s Articles of Incorporation, as amended (incorporated by reference from Exhibits to Current Report on Form 8-K dated April 13, 2009)

4.01	Copy of Warrant to purchase shares of Registrant’s common stock dated April 17, 2009 (filed herewith)

4.02	Copy of Letter Agreement (including Securities Purchase Agreement Standard Terms attached as Exhibit A thereto) dated April 17, 2009, between Registrant and the United States Department of the Treasury (filed herewith)

4.03	Copy of ARRA Letter Agreement dated April 17, 2009, between Registrant and the United States Department of the Treasury (filed herewith)

5.01	Opinion of Ward and Smith, P.A. as to the legality of the securities being registered (filed herewith)

23.01	Consent of Dixon Hughes PLLC (filed herewith)

23.02	Consent of Ward and Smith, P.A. (contained in its opinion filed as Exhibit 5.1)

24.01	Powers of Attorney (included on the signature page of this Registration Statement)